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                                                                  EXHIBIT 4.1(c)
                                                                     (1997 10-K)

                                 AMENDMENT NO. 3


         This is Amendment No. 3 to an Amended and Restated Loan Agreement dated as of June 17, 1996, and subsequently amended, between Oilgear Company ("Company") and M&I Marshall & Ilsley Bank ("M&I"), (the "Agreement").

         The Agreement is amended as follows:

1. ARTICLE I DEFINITIONS COMMITMENT. This section of the Agreement is restated in its entirety as follows:

         COMMITMENT. "Commitment" shall mean: (i) the commitment of M&I to make Revolving Credit Loans to the Company under the Loan Agreement up to the maximum principal amount of Sixteen Million and 00/100 Dollars ($16,000,000.00) through the Commitment Termination Date, or such lesser amount resulting from a termination or reduction of the Commitment pursuant to Section 2.13, 2.18 or 7.1 of this Loan Agreement; and, (ii) the commitment of M&I to make Revolving Credit Loans to the Company under the Loan Agreement up to the maximum principal amount of Two Million and 00/100 Dollars ($2,000,000.00) through the earlier of April 30, 1998, or the issuance by M&I of a $4,150,000.00 standby letter of credit.

2. ARTICLE I DEFINITIONS COMMITMENT TERMINATION DATE. This section of the Agreement is restated in its entirety as follows:

         COMMITMENT TERMINATION DATES. "Commitment Termination Date" for the $16,000,000.00 Commitment shall mean the earlier of (a) April 30, 2000 or (b) the date on which the Commitment is terminated pursuant to
         Section 2.13, 2.18 or 7.1 of this Loan Agreement. "Commitment Termination Date" for the $2,000,000.00 Commitment shall mean the earlier of (a) April 30, 1998 or (b) the date of issuance by M&I of a $4,150,000.00 standby letter of credit.

         ARTICLE I DEFINITIONS POUND STERLING COMMITMENT TERMINATION DATE. The date contained in line three (3) of this section is amended by deleting "April 30, 1998" and inserting in its place "April 30, 2000".

         ARTICLE I DEFINITIONS REVOLVING CREDIT NOTE. This section is restated in its entirety as follows:

         REVOLVING CREDIT NOTES. "Revolving Credit Notes" shall mean the following promissory notes (a) the promissory note dated July 31, 1992, as amended and restated on July 15,


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         1994, on April 30, 1995 and on June 17, 1996, from the Company to M&I, together with all extensions, renewals, amendments, modifications and refinancings thereof and, (b) the Revolving Business Note dated July ____, 1997.

3. ARTICLE II COMMITMENTS; THE LOANS Section 2.1 REVOLVING CREDIT LOANS. Subsection (A) is restated in its entirety as follows:

         2.1 REVOLVING CREDIT LOANS. (a) From time to time prior to the Commitment Termination Date, for the $16,000,000.00 Commitment and subject to the terms and conditions set forth in this Loan Agreement, M&I agrees to make Revolving Credit Loans to the Company; and from time to time prior to the earlier of the April 30, 1998, or the issuance by M&I of a $4,150,000.00 standby letter of credit for the $2,000,000.00 Commitment and subject to the terms and conditions set forth in this Loan Agreement, M&I agrees to make Revolving Credit Loans to the Company. The aggregate amount of Revolving Credit Loans outstanding at any one time shall never exceed the Commitment. All Revolving Credit Loans for the $16,000,000.00 Commitment shall be evidenced by the Revolving Credit Note, all Revolving Credit Loans for the $2,000,000.00 Commitment shall be evidenced by a Revolving Business Note in the form of Exhibit A attached to this Amendment No. 3 properly completed and payable to the order of M&I, the Company being obligated, however, to pay the amount of Revolving Credit Loans actually made, together with interest on the amount which remains outstanding from time to time. The Company may borrow, repay and reborrow under this Section subject to the terms and conditions of this Loan Agreement.

         These are the only changes in the Agreement and all other terms and conditions are ratified and confirmed.


Dated: July 21, 1997


M&I Marshall & Ilsley Bank (SEAL)                 Oilgear Company   (SEAL)

By:/s/ Mark Hogan                                 By:/s/ Thomas J. Price
   -------------------------                        ----------------------------
Title: Senior Vice President                      Title: V.P. Finance &
     -----------------------                             Corporate Secretary
                                                    --------------------------
By:/s/ Kathleen T. Coleman
   ------------------------
Title:  Vice President
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